Exhibit 10.42

POWER PURCHASE AND SALE AGREEMENT BETWEEN

PHELPS DODGE ENERGY SERVICES, LLC AND

EL PASO ELECTRIC COMPANY

This POWER PURCHASE AND SALE AGREEMENT (“Agreement”) is executed as of December 16, 2005 (the “Execution Date”), by and between PHELPS DODGE ENERGY SERVICES, LLC, a Delaware limited liability company (“PDES”), and EL PASO ELECTRIC COMPANY, a corporation organized and existing under the Laws of the State of Texas (“EPE”) (collectively referred to as “Parties” and individually referred to as a “Party”).

WITNESSETH:

WHEREAS, PDES holds a thirty-three and one third percent undivided ownership interest in the Luna Energy Facility, an approximately 570 megawatt (“MW”) (nominal) combined cycle natural gas-fired electric generation facility located in Luna County, New Mexico;

WHEREAS, EPE is a regulated utility that generates and distributes electricity through an interconnected system to approximately 330,000 customers in the Rio Grande Valley in west Texas and southern New Mexico;

WHEREAS, each Party has obtained from the Federal Energy Regulatory Commission (“FERC”) and currently holds authorization to sell electric capacity and energy at market-based rates;

WHEREAS, PDES desires to sell 100 MW of energy from the Luna Energy Facility and delivered to EPE at the Luna Delivery Point in exchange for EPE selling 100 MW of energy generated by or for EPE and delivered to PDES at the Greenlee Delivery Point, or in each instance at such other agreed delivery points and quantities; and

WHEREAS, the Parties are willing to perform such energy exchange and provide for the purchase and sale of additional energy as described herein, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the Parties do hereby agree with each other, for themselves and their successors and assigns, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions. All capitalized terms used herein and not otherwise defined, whether singular or plural, shall have the respective meanings set forth in Schedule A attached hereto and incorporated herein.

1.2 Interpretation. In this Agreement, unless the context otherwise requires, the singular shall include the plural and any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “hereof,” “herein,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the term “including” is used herein in connection with a listing of items included within a prior reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or exclusive listing of the items included within the prior reference. Any reference in this Agreement to “Section,” “Article,” “Appendix,”

“Exhibit,” or “Schedule” shall be references to this Agreement unless otherwise stated, and all such Appendices, Exhibits, and Schedules shall be incorporated in this Agreement by reference. Unless specified otherwise, a reference to a given agreement or instrument, and all schedules, exhibits, appendices, and attachments thereto, shall be a reference to that agreement or instrument as modified, amended, supplemented, and restated, and in effect from time to time. Unless otherwise stated, any reference in this Agreement to any entity shall include its permitted successors and assigns, and in the case of any Governmental Authority, any entity succeeding to its functions and capacities.

1.3 Construction. In the event of a conflict between the text of this Agreement and any Schedule, Appendix, or Exhibit, the terms of this Agreement shall prevail. Each Party acknowledges that it was active in the negotiation and drafting of this Agreement and that no Law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor of or against either Party because one is deemed to be the author thereof.

ARTICLE 2

EFFECTIVE DATE, TERM AND, TERMINATION

2.1 Effective Date. This Agreement shall become effective upon execution by the Parties and obtaining from any Governmental Authorities any necessary approvals, if any.

2.2 Initial and Subsequent Terms. The Initial Term of this Agreement shall commence on the later to occur of (i) the Commercial Operation Date of the Luna Energy Facility, or (ii) the Effective Date. The Initial Term shall terminate at 11:59 p.m. Mountain Standard Time on December 31, 2021. Thereafter, this Agreement shall automatically extend for additional terms of one (1) year each (each a “Subsequent Term”), unless either Party provides written notice of its decision to terminate the Agreement at the end of the existing Initial Term or Subsequent Term. Such written notice of termination shall be provided to the other Party not less than fifteen (15) calendar months prior to the end of the then effective Initial Term or Subsequent Term.

2.3 Termination. This Agreement may be terminated by either Party in accordance with Section 7.2 or Section 8.4. No termination shall become effective until the Parties have complied with all Laws applicable to such termination.

ARTICLE 3

ENERGY EXCHANGE

3.1 PDES’ Obligation to Sell and Deliver Energy at the Luna Delivery Point.

3.1.1 PDES shall generate or cause to be generated 100 MW from the Luna Energy Facility and shall sell and deliver to EPE (and EPE shall purchase and receive) such energy at the Luna Delivery Point, or such other point as may be agreed by the Parties.

3.1.2 Notwithstanding any other provision of this Agreement, PDES shall not take, sell, exchange, transfer, or consume energy from the Luna Energy Facility unless and until it has satisfied its sale and delivery obligations prescribed by Article 3; provided, however, that for the period commencing upon the Effective Date and ending at 12:00 a.m. Mountain Standard Time on May 31, 2008, PDES may first generate or cause to be generated from the Luna Energy Facility not more than 80 MW to serve its current load commitments (the “Current Load Commitment Sale”) and that during such period PDES shall sell and deliver to EPE all energy

(not to exceed 100 MW absent the written agreement of the Parties) PDES generates or causes to be generated from the Luna Energy Facility in excess of the Current Load Commitment Sale.

3.2 EPE’s Obligation to Sell and Deliver Energy at the Greenlee Delivery Point. In exchange for the energy that PDES delivers to EPE in accordance with Section 3.1, EPE concurrently shall sell and deliver to PDES (and PDES shall purchase and receive) at the Greenlee Delivery Point, or such other point as may be agreed by the Parties, a quantity of energy identical to the quantity of energy sold and delivered by PDES pursuant to Section 3.1.

3.3 Obligations in the Event of a Failure to Deliver Energy.

3.3.1 If a Party fails to deliver or receive all or a part of the energy that it is required to deliver or receive under Section 3.1 or Section 3.2, then the other Party shall suspend delivery or receipt of the same amount of energy that the former Party failed to deliver or receive. Except as provided in Section 3.5 and Section 4.2, a Party’s exclusive remedy for the other Party’s failure to deliver or receive energy under Section 3.1 or Section 3.2 this Agreement shall be the remedy prescribed by this Section 3.3.1.

3.3.2 If a forced or unplanned outage or other event precludes a Party from fulfilling its sale and delivery obligations under Article 3, its delivery obligation shall be excused and it shall provide immediate Notice of such outage or event to the other Party including, to the extent practicable, a description of the nature and estimated duration of such outage or event and, when feasible, shall provide further Notice of the time at which it will be able to resume delivery or receipt.

3.3.3 If an unforced or planned outage or other event will preclude a Party from fulfilling its sale and delivery obligations under Article 3, its delivery obligations shall be excused and it shall provide the other Party Notice of the nature and estimated duration of such outage or other event as soon as is reasonably practicable and, when feasible, shall provide further Notice of the time at which it will be able to resume delivery or receipt.

3.4 Mutual Agreement of Different Quantities of Exchange. Subject to the provisions of Section 3.1.2, PDES may offer to sell and deliver to EPE at the Luna Delivery Point (or such other point as the Parties may agree) energy in quantities of less than 100 MW that PDES generates or causes to be generated from the Luna Energy Facility. In such event, EPE shall sell and deliver to PDES at the Greenlee Delivery Point (or such other point as the Parties may agree) an identical quantity of energy. Upon agreement, quantities of greater than 100 MW may be sold and exchanged pursuant to the terms of this Agreement.

3.5 Equitable Relief. The Parties acknowledge that any breach or violation of Section 3.1.2 by PDES or Section 3.2 by EPE may subject the other Party to irreparable harm and that the remedies prescribed by Section 3.3.1 and Section 4.2 may be inadequate to compensate the non-breaching Party’s resulting losses and damages. The Parties therefore agree that, in addition to the remedies prescribed by Section 3.3.1 and Section 4.2, the non-breaching Party shall be entitled to seek specific performance or injunctive relief to compel performance under, or to prevent or curtail any breach or violation of, Section 3.1.2 or Section 3.2, subject to all applicable requirements for obtaining such equitable relief under Law, but without the necessity of the posting of a bond or other security as a condition precedent to such relief.

3.6 Purchase and Sale of Additional Energy. Notwithstanding PDES’ failure to deliver all or any part of the energy referenced in Section 3.1:1, if, in the sole opinion of PDES, the Luna Energy Facility is operational and available to serve load, EPE shall have the right to dispatch PDES’ interest of the Luna Energy Facility and purchase, for an agreed price, up to 100 MW of firm energy per hour (or such additional energy as is necessary to satisfy the minimum operating characteristics of the Luna Energy Facility) at the Luna Delivery Point (or such other point as the Parties may agree), less the quantity of energy, if any, delivered by PDES under Section 3.1.1 subject to the following:

3.6.1 the price for such energy shall not exceed the greater of: (i) the market price for such energy at the Palo Verde hub or Four Comers hub, whichever is greater, or (ii) the sum of (a) PDES’ incremental cost of providing such energy, inclusive of start-up costs, fuel and fuel transportation costs, variable operations and maintenance costs, environmental credit costs, and all other direct operating costs of producing such energy, plus (b) an adder of 5% of PDES’ non-fuel incremental costs referenced in clause (a);

3.6.2 EPE’s right to purchase energy under Section 3.6 shall be subject to PDES’ obligations under the Current Load Commitment Sale; and

3.6.3 all energy purchased and sold pursuant to Section 3.6 shall be separate and distinct from energy sold and exchanged under Section 3.1 and Section 3.2 and shall not affect, alter, or modify the Parties’ respective obligations to exchange energy under Section 3.1 through Section 3.4 or the computation and assessment of the energy purchase and sale exchange fee under Section 4.1 or the minimum annual bill under Section 4.2.

ARTICLE 4

ENERGY PURCHASE AND SALE FEE

4.1 Energy Purchase and Sale Exchange Fee. In consideration for their mutual obligations to sell and deliver electric energy, PDES shall pay to EPE an energy purchase and sale exchange fee of $2.05 per megawatt hour (“MWh”) for each MWh of energy delivered by EPE under Section 3.2 or Section 3.4 up to a maximum of 700,000 MWh per calendar year. PDES shall have no obligation to pay any fee or charge to EPE for energy deliveries by EPE in excess of 700,000 MWh. EPE shall invoice PDES monthly for amounts due under this Section 4.1.

4.2 Minimum Annual Bill. Within ten (10) Days following the end of each calendar year during the Initial Term and any Subsequent Term of this Agreement, EPE shall calculate the total amount of energy delivered to PDES under Section 3.2 (the “Total MWh Delivered”). EPE shall also calculate the total number of hours that it failed to make deliveries under Section 3.3 (the “Total Hours of Nondelivery”); provided that the Total Hours of Nondelivery shall not include any period during which EPE suspended delivery of energy pursuant to Section 3.3.1. EPE shall then determine the Total Adjusted MWh Delivered by adding to the Total MWh Delivered the product of 45.662 and the Total Hours of Nondelivery. In the event the Total Adjusted MWh Delivered is less than 400,000 MWh (the “Base Amount”), PDES shall pay EPE a lump sum amount equal to $2.05 multiplied by the difference between the Base Amount and the Total Adjusted MWh Delivered. Notwithstanding the foregoing, PDES shall not be obligated to pay EPE any amount under this Section 4.2 for the calendar year 2006.

4.3 Billing and Payment. Within twenty (20) Days following the end of each month, each Party shall render to the other Party an invoice setting forth all charges and amounts due hereunder. On or before the tenth (10th) Day after the invoice date, or if such tenth (10th) Day is not a Business Day, the immediately following Business Day (the “Due Date”), a Party owing money shall pay the amount due stated on the invoice. Overdue payments shall accrue interest at the Interest Rate from and including the Due Date to, but excluding, the date payment is received by EPE.

4.4 Payment Disputes and Billing Audits. If a Party disputes amounts shown on the invoice or the methodology for deriving such amounts, such Party shall on or before the Due Date (i) pay to the other Party the greater of the undisputed amount or the amount of the most recent prior month’s undisputed invoice, but not in excess of the invoice subject to dispute, and (ii) furnish such other Party a written explanation specifying the amount of and the basis for the dispute. Within ten (10) Business Days of dispute resolution, the Party owing money shall pay the other Party the amount owed and interest thereon at the Interest Rate from the date such amount was originally paid or due through and including the Day immediately preceding the date such amount is paid or refunded to the other Party. Each Party has the right, at its sole expense, during normal working hours, and upon ten (10) Business Days Notice, to audit books and records of the other Party that relate to the foregoing information. Such audit rights shall extend for a period of one (1) year beyond the date of the applicable invoice, and no adjustment for any invoice or payment will be made unless objection to the accuracy thereof was made prior to the expiration of such one-year period. The Party subject to the audit will be entitled to review the audit report and supporting materials.

ARTICLE 5

SCHEDULING OF ENERGY

5.1 Scheduling. PDES and EPE shall coordinate and schedule energy for delivery pursuant to Article 3 on a day-ahead basis in accordance with all applicable WECC scheduling practices or the applicable scheduling practices of any successor independent system operator (“ISO”) or regional transmission organization (“RTO”) or other organization with authority to administer scheduling and use of the applicable transmission system (jointly with ISOs and RTOs, an “Independent Transmission Operator”). In addition, subject to Sections 3.3.2 and 3.3.3 and the operating capabilities of the Facility (including applicable ramp rates), EPE may dispatch and schedule the Luna Energy Facility pursuant to Section 3.6 on other than a day ahead basis provided it does so in accordance with all applicable WECC scheduling practices or the applicable scheduling practices of any successor Independent Transmission Operator.

ARTICLE 6

INADVERTENT ENERGY

6.1 Inadvertent Energy. The Parties shall exercise reasonable commercial efforts to minimize any difference between the amount of energy provided by PDES pursuant to Section 3.1 and the amount of energy provided by EPE pursuant to Section 3.2. In the event a Party receives more energy than it provides under Section 3.1 or Section 3.2, the Party receiving the energy shall repay such energy in kind at a mutually agreeable time and in a manner that is consistent with all applicable NERC, WECC, and Independent Transmission Operator rules regarding the payback of inadvertent energy. Not later than five (5) Business Days after the last day of each month, the Parties shall communicate with each other to confirm the amount, if any, of energy provided by each Party to the other Party for such month and to establish a schedule for the repayment of any energy imbalance.

6.2 Energy Imbalance Audits. Each Party shall, upon ten (10) Business Days Notice, make available to the other Party books of account and other records relating to this Agreement, including those that support the amount energy provided to the other and documentation of payment of any energy imbalances pursuant to Section 6.1. Either Party may, at is sole discretion and expense, audit or examine such books and records. Each Party shall furnish the other Party with such summaries or counterparts of such records as may be necessary to satisfy applicable regulatory requirements. Notwithstanding any other provision of this Agreement, any documents concerning energy exchanges or sales pursuant to this Agreement shall be final, and shall not be subject to adjustment for any reason, unless a Party has provided Notice to the other Party that it believes such documents are in error not later than one (1) year from the date of the invoice corresponding to the applicable energy exchange or sale.

6.3 Modification of Energy Imbalance Settlement Practices. In the event that WECC or any successor Independent Transmission Operator should adopt energy imbalance settlement practices that differ materially from the practices described in Section 6.1 including, without limitation, the payment of energy imbalance penalties or fees, the Parties shall, through their duly authorized representatives, convene to discuss and assess in good faith appropriate modifications to Section 6.1 that address and fairly apportion responsibilities for the financial or other settlement of energy imbalances.

ARTICLE 7

REGULATORY APPROVALS

7.1 FERC Approval. In the event that a Party elects or is required to file the Agreement with FERC (for acceptance or for informational purposes), the Parties shall use good faith efforts to agree on the form and substance of the filing; provided that either Party may file the Agreement with FERC five (5) days after providing a draft of the filing to the other Party for its review. An affected Party shall have the rights and remedies prescribed by Section 7.2 if FERC or any other Governmental Authority (i) rejects this Agreement or, as a condition precedent to its acceptance, requires, or in the reasonable estimation of such Party may require, any amendment(s) or modification(s) to this Agreement or other condition(s) to such acceptance that will or may result in a material adverse consequence(s) to such Party, (ii) denies or revokes the market based rate authority of either Party, and such denial or revocation applies ab initio or retroactively to include this Agreement, or (iii) takes other action that makes performance of this Agreement impossible for such Party or otherwise results in a material adverse effect on such Party.

7.2 Obligation to Meet to Reform Agreement. If any of the events set out in Section 7.1 occurs, the Parties shall meet within five (5) Business Days of such event and shall use commercially reasonable efforts to reform this Agreement in an agreed manner, or to take other agreed actions which provide each Party with economic or other benefits which are substantially equivalent to those set forth in this Agreement. If such negotiations do not result in an agreed solution within thirty (30) Days (or such longer period as the Parties may agree in writing), then this Agreement shall be terminated without liability to either Party other than for payment of amounts accrued or due through the date of termination.

ARTICLE 8

DEFAULT

8.1 Events of Default. “Event of Default” shall mean the occurrence of any of the following events with respect to a Party (the “Defaulting Party,” the other Party being the “Non-Defaulting Party”):

8.1.1 the failure by the Defaulting Party to make, when due, payment of any amount required under this Agreement if such failure is not remedied within five (5) Business Days after written Notice of such failure is given to the Defaulting Party by the Non-Defaulting Party (the “Notice of Default”); provided however, that (i) a Party shall not be in default of its payment obligations under Article 4 if it timely complies with the provisions of Section 4.4, and (ii) neither Party shall be in default of any other payment obligation under this Agreement if on or before the applicable Due Date it (a) pays the undisputed amount, and (b) furnishes the other Party a written explanation specifying the disputed amount and basis for such dispute;

8.1.2 any representation or warranty of the Defaulting Party pursuant to this Agreement that is false or misleading in any material respect when made or deemed made and was known by the Defaulting Party to have been so at the time made or deemed made unless (a) the fact, circumstance, or condition that is the subject of such representation or warranty has been remedied by the Defaulting Party such that the representation and warranty is correct within twenty (20) Days after the Notice of Default has been given to the Defaulting Party, and (b) such cure removes any adverse effect on the Non-Defaulting Party of such fact, circumstance, or condition being otherwise than as first represented; and

8.1.3 the failure by the Defaulting Party to perform or observe any material obligation or covenant set forth in this Agreement (other than obligations that are otherwise specifically covered in this Section 8.1 as a separate Event of Default), and such failure is not cured within thirty (30) Days after the Notice of Default is given to the Defaulting Party.

8.2 Cumulative Remedies. All rights, options, and remedies of the Parties contained in this Agreement shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. Unless otherwise limited by the terms of this Agreement, the Parties shall have the right to pursue any and one or all remedies, including but not limited to, (a) the Non-Defaulting Party may terminate this Agreement in accordance with Section 8.4, or (b) the Non-Defaulting Party may exercise any other remedy available at Law or in equity.

8.3 No Waiver in Event of Default. Pursuit by either Party of any remedy to an Event of Default shall not constitute a forfeiture or waiver of any amount due from the Defaulting Party or of any damages occurring by reason of the violation of any terms, provisions, or conditions of this Agreement. No waiver of any Event of Default shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, or conditions of this Agreement. Failure to enforce one or more of the remedies available upon the occurrence of an Event of Default shall not constitute a waiver of that Event of Default or any subsequent Event of Default.

8.4 Early Termination. In the event an Event of Default occurs during the Initial Term or any Subsequent Term, the Non-Defaulting Party may (a) terminate this Agreement by providing Notice to the Defaulting Party establishing a termination date at least one (1) Day after the opportunity to cure the Event of Default has expired without the Defaulting Party having cured the Default.

ARTICLE 9

TITLE, RISK OF LOSS, INDEMNIFICATION,

LIMITATION OF LIABILITY, AND

MITIGATION OF DAMAGES

9.1 Title, Risk of Loss, and Indemnification. Each party warrants that the energy it will deliver under this Agreement is free and clear of all liens, Claims, and encumbrances arising prior to its respective delivery point specified in Article 3. Title and risk of loss to the energy to be delivered by PDES under this Agreement shall transfer from PDES to EPE at the Luna Delivery Point or such other point as may be agreed by the Parties. Title and risk of loss to the energy to be delivered by EPE under this Agreement shall transfer from EPE to PDES at the Greenlee Delivery Point or such other point as may be agreed by the Parties. Notwithstanding any limitation or exclusion prescribed by Section 9.2 or any other provision of this Agreement, each Party shall indemnify and hold harmless the other Party, its directors, officers, employees, agents, and contractors for, against, and from any and all Claims for personal injury (including mental anguish), death, or damage to the property of any third party(s) arising from or out of (i) the negligence (including strict liability in tort), gross negligence, or willful misconduct of the indemnitor, its Affiliates, or their respective directors, officers, employees, agents, contractors, or (ii) any event, circumstance, act, or incident first occurring or existing during the period when title to the energy is vested in the indemnitor; provided, however, the obligations prescribed by this sentence shall not apply to the proportionate extent such Claims are determined to be attributable to the negligence (including strict liability in tort), gross negligence, or willful misconduct of the indemnitee, its Affiliates, or their respective directors, officers, employees, agents, or contractors.

9.2 Limitation of Remedies, Liability, and Damages. The Parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. For breach of any provision for which an express remedy or measure of damages is prescribed, (i) such express remedy or measure of damages shall be the sole and exclusive remedy, (ii) the obligor’s liability shall be limited as set forth in such provision, and (iii) all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, the obligor’s liability for any breach of this Agreement shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived. Except for Claims for indemnification for third party Claims under Section 9.1, each to which the provisions of this Section 9.2 shall not apply, neither Party shall be liable to the other Party or its Affiliates for consequential, incidental, punitive, exemplary, or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, or otherwise. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including the negligence of any party, whether such negligence be sole, joint or concurrent, or active or passive. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is inconvenient, and the liquidated damages constitute a reasonable approximation of the harm or loss.

9.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

ARTICLE 10

DISCLAIMER OF WARRANTIES

10.1 DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ON BEHALF OF ITSELF, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND CONTRACTORS HEREBY NEGATES AND DISCLAIMS ANY AND ALL EXPRESS, IMPLIED, OR STATUTORY WARRANTIES, WHETHER WRITTEN OR ORAL, WITH RESPECT TO THE ENERGY TO BE DELIVERED UNDER THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES, COURSE OF DEALING OR USAGE OF TRADE, OR OTHERWISE.

ARTICLE 11

FORCE MAJEURE

11.1 Force Majeure. If a Party is rendered unable by Force Majeure to carry out, in whole or part, its obligations hereunder and such Party gives Notice and full details of the event to the other Party as soon as practicable after its occurrence, then during the pendency of such Force Majeure, but for no longer period, the obligations of the Claiming Party (other than obligations to make payments then due or becoming due with respect to prior performance) shall be suspended; provided, however, a suspension shall (i) be of no greater scope and of no longer duration than is required by the Force Majeure, and (ii) shall not suspend or otherwise affect PDES’ obligation to pay the minimum annual bill prescribed by Section 4.2. The Claiming Party shall provide immediate Notice of such Force Majeure event or circumstance and, if such Notice in made orally, the Claiming Party shall further provide written Notice within two (2) Business Days thereafter. Such Notice(s) to the other Party shall include, to the extent practicable, a description of the nature and estimated duration of such Force Majeure event or circumstance. The Party affected by the Force Majeure shall remedy the Force Majeure with all reasonable dispatch; provided, nothing herein shall require PDES and EPE to exchange energy at points other than the Luna Delivery Point and Greenlee Delivery Point, respectively, in accordance with their respective obligations in Article 3, unless otherwise agreed by the Parties.

ARTICLE 12

TAXES

12.1 Taxes. A Party delivering energy under this Agreement shall pay or cause to be paid all taxes imposed by any Governmental Authority (“Taxes”) on or with respect to such energy prior to the applicable delivery point. A Party receiving energy under this Agreement shall pay or cause to be paid all Taxes on or with respect to such energy at and from such delivery point (other than ad valorem, franchise, or income Taxes that are related to the sale of energy and are, therefore, the responsibility of the delivering Party). In the event a Party is required by Law to pay or remit Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the paying or remitting Party for such Taxes. Notwithstanding the provisions of Article 12 or any other provision of this

Agreement, a Party shall not be liable for or obligated to pay any Taxes for which it is exempt under Law.

12.2 Cooperation. Each Party shall use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with the intent of the Parties to minimize all Taxes, so long as neither Party is affected by such efforts.

ARTICLE 13

ANCILLARY FEES

13.1 Ancillary Service Fees and Charges. As of the Execution Date, neither Party is cognizant of any ancillary service fees or charges applicable in connection with the energy to be delivered under Article 3. Notwithstanding the preceding sentence, each Party shall be solely responsible for payment of any and all ancillary service fees and charges that may be assessed in connection with its obligation to deliver energy to the applicable delivery point referenced in Article 3.

ARTICLE 14

MISCELLANEOUS

14.1 Representations and Warranties. Each Party represents and warrants to the other Party that: (a) such Party has the full power and authority to execute, deliver, and perform this Agreement and to carry out the obligations contemplated hereby; (b) the execution and delivery of this Agreement by such Party and the carrying out by such Party of the obligations contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership) action, and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject as to enforceability of remedies to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditor’s rights generally and general principles of equity; (c) other than the authorization provided for under Section 14.1(f), there is no authorization, consent, approval or order, or notice to or registration, qualification, declaration, or filing with any Governmental Authority, is required as of the Execution Date for the execution, delivery, and performance by such Party of this Agreement or the carrying out by such Party of the obligations contemplated hereby, other than regulatory and similar approvals needed pursuant to Article 7; (d) none of the execution, delivery, and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the obligations contemplated hereby, conflicts or shall conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any Law in effect as of the Execution Date or the charter document (or partnership agreement, if applicable), as amended or by-laws, as amended, of such Party or any applicable order, writ, injunction, judgment, or decree of any Governmental Authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement, or instrument to which such Party is a party or by which it or any of its property is bound, or constitutes or shall constitute a default thereunder or shall result in the imposition of any lien upon any of its property; (e) there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of such Party) threatened against such Party or any of its subsidiaries that if adversely determined, could reasonably be expected to have a material adverse effect on such Party’s ability to perform its obligations under this Agreement, and (f) each Party currently holds and will exercise reasonable diligence to continue to maintain throughout the term of this Agreement, authorization from FERC to sell capacity and energy at market-based rates.

14.2 Governing Law. The validity, interpretation, and performance of this Agreement and each of its provisions shall be governed by the Laws of the State of New York, excluding its conflicts of law rules.

14.3 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either Party a partner, agent, or legal representative of the other Party or to create any fiduciary relationship between the Parties.

14.4 Not for Benefit of Third-Parties. Except as otherwise expressly provided herein, this Agreement and each and every provision thereof is for the exclusive benefit of the Parties hereto and is not for the benefit of or enforceable by any third-party.

14.5 Notice. Except as otherwise provided in this Agreement, all Notices under this Agreement shall be in writing and be effective upon delivery if delivered by (i) hand, (ii) certified or registered United States Mail postage prepaid, or (iii) facsimile, provided that service by facsimile after 5:00 p.m. local time of the recipient shall be deemed delivered on the following Business Day, as follows:

(i)	if Notice is to PDES:

Phelps Dodge Energy Services, LLC

c/o Phelps Dodge Corporation

One North Central Avenue, l7/F

Phoenix, Arizona 85004-2306

Attention: Choi Lee

Facsimile: 602-366-7315

(ii)	if Notice is to EPE

El Paso Electric Company

Attention Steven T. Buraczyk

123 W. Mills Avenue

El Paso, Texas 79901

Facsimile (915) 521-4751; and

if the Notice is sent for the purpose described in Article 8, Section 2.2, Section 11.1 or this Section 14.5, with a copy to:

El Paso Electric Company

Office of the General Counsel

123 W. Mills Avenue

El Paso, Texas 79901

Facsimile (915) 521-4747.

Each party may change its address for purposes of Notice under this Agreement by Notice complying with this Section 14.5.

14.6 Waiver. The failure of either Party to insist upon strict performance of any of the terms and conditions of this Agreement, or to exercise or delay the exercise of any rights or remedies provided by this Agreement or by Law, or the acceptance of all or part of the energy delivered under this Agreement shall not release the other Party from any of the responsibilities or obligations imposed by Law or by this Agreement and shall not be deemed a waiver of any right of the other Party to insist upon strict performance of this Agreement.

14.7 Cooperation. PDES and EPE shall each assist the other in fulfilling and discharging the responsibilities assumed under this Agreement. This general undertaking of mutual assistance shall not be deemed to replace or modify in any respect the specific responsibilities and obligations of PDES and EPE as described in this Agreement.

14.8 Amendments. This Agreement may be amended only by a written instrument duly executed by each of the Parties.

14.9 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any respective successors and assigns (as may be permitted by Section 14.10) of the Parties.

14.10 Assignment. Except as provided in this Section 14.10, this Agreement shall not be assigned by either Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed. No consent shall be required in connection with the assignment or transfer to any financing institution or investor (and their collateral assignees), in each instance solely as security for loans. Further, no consent shall be required in connection with the assignment or transfer of this Agreement (i) between PDES and any commonly controlled subsidiary or Affiliate of PDES, or (ii) between EPE and any commonly controlled subsidiary or Affiliate of EPE, so long as (a) such assignment or transfer is consistent with applicable Law, (b) the assignment or transfer is of all rights and obligations under the Agreement, and (c) the assignee or transferee has the same or better creditworthiness as the assigning Party in the reasonable opinion of the non-assigning Party. Any assignee or transferee of the rights of any Party shall agree in writing to be bound by and subject to all the provisions and conditions of this Agreement to the same extent as though such assignee or transferee were the original Party under this Agreement. The assignment or transfer of any rights under this Agreement shall be effective when the assignee or transferee agrees in writing to assume all of the obligations of the assignor or transferor and to be bound by all of the provisions and conditions of this Agreement. Any assignment which does not comply with the provisions of this Section 14.10 shall be null and void. Each Party agrees to execute any consent to assignment and such other documents in connection with any assignment to lenders (or its assignee) as such lenders may request; provided, however, that neither Party shall be obligated to consent to any assignment or other related documentation that materially increases its obligations hereunder or materially decreases its rights and benefits hereunder.

14.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.12 Further Assurances. From time to time during the term of this Agreement, PDES and EPE shall execute such instruments and other documents, upon the request of the other Party, as may be necessary or appropriate to carry out the intent of this Agreement.

14.13 Designation of Contacts. EPE shall designate in writing to PDES, from time to time, the person or persons to be contacted at EPE concerning the implementation of this Agreement. PDES shall designate in writing to EPE, from time to time, the person or persons representing PDES to be contacted concerning the implementation of this Agreement.

14.14 Severability. Any provision declared or rendered unlawful by any Governmental Authority or deemed unlawful because of a change in Law will not, to the extent reasonable and practicable, affect the remaining lawful obligations under this Agreement, and the Parties shall use reasonable efforts to reform this Agreement in order to give effect to the original intent of the Parties.

14.15 Headings Not to Affect Meaning. The descriptive headings of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

14.16 Integration. This Agreement prevails over prior communications between the Parties or their representatives concerning these matters. This Agreement is integrated and contains the entire agreement between the Parties, and no representations, warranties, or promises have been made or relied on by any Party other than those set forth in this Agreement.

14.17 Standard of Review. The Parties agree that the Agreement does not contain a rate change or substitution provision. Absent the agreement of all Parties to any proposed change, the Parties agree that the standard of review for changes to any provision of this Agreement specifying the rate(s) or other material economic terms and conditions agreed to by the Parties herein, whether proposed by a Party, a non-Party, or FERC acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956)(the “Mobile-Sierra” doctrine).

14.18 Survival. The provisions of Articles 1,4,9, 10, 12, 13, and 14 and Sections 6.2, 8.2, and 8.3 shall survive the termination of this Agreement.

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The Parties have executed and delivered this POWER PURCHASE AND SALE AGREEMENT on the Execution Date, in multiple counterparts to be construed as one contract, intending to be legally bound as of the Execution Date and effective as of the Effective Date.

PHELPS DODGE ENERGY SERVICES, LLC

By:	/s/ CHOI LEE

Signature
Name:	Choi Lee
Title:	Vice President

Date:

EL PASO ELECTRIC COMPANY

By:	/s/ FERNANDO GIREUD

Signature
Name:	Fernando Gireud
Title:	Vice President
Date:	December 15, 2005

By:	/s/ GARY HEDRICK

Signature
Name:	Gary Hedrick
Title:	CEO & President

Date:	December 15, 2005

SCHEDULE A

DEFINITIONS

“Affiliate” - shall mean, for any specified entity, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For purposes of this definition, “control” when used with respect to any entity shall mean the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” - shall mean any Day other than (i) Saturday, (ii) Sunday, (iii) any Day that is a legal holiday, or (iv) a Day on which banking institutions in New York City, New York are authorized by Law or other governmental action to close.

“Claim” or “Claims” - shall mean any and all claims, demands, and actions arising from, in connection with, or in any way related to this Agreement (including the performance or non-performance thereof) and any and all resulting losses, damages, costs, expenses (including reasonable attorneys’ fees), whether incurred by settlement, judgment, decree, or otherwise, and whether such claims, demands, or actions are threatened, asserted, or filed prior or subsequent to the termination of this Agreement.

“Claiming Party” - shall have the meaning given to it in the definition of Force Majeure.

“Commercial Operation Date” - shall mean March 1, 2006.

“Day” - shall mean a twenty-four (24) hour period, commencing at one (1) minute prior to 12:01 a.m. (Mountain Standard Time) of each calendar day and ending at one (1) minute after 11:59 p.m. (Mountain Standard Time) of such calendar day.

“Defaulting Party” - shall have the meaning set forth in Section 8.1.

Schedule A

“Due Date” - shall have the meaning set forth in Section 4.3.

“Effective Date” - shall have the meaning set forth in Section 2.1.

“Event of Default” or “Default” - shall have the meaning set forth in Section 8.1.

“Execution Date” - shall mean the date on which the Parties executed this Agreement, which also appears on page one of the Agreement.

“FERC” - means the Federal Energy Regulatory Commission.

“Force Majeure” - shall mean an event not anticipated as of the Effective Date, which is not within the reasonable control of the Party (or in the case of third party obligations or facilities, the third party) claiming suspension (the “Claiming Party”), which is not the result of negligence of the Claiming Party, and which by the exercise of due diligence the Claiming Party, or such third party, is unable to prevent, overcome, or obtain or cause to be obtained a commercially reasonable substitute therefor. Force Majeure may include, but is not restricted to: acts of God; fire; civil disturbance; labor dispute; labor or material shortage (unless caused by the Claiming Party’s failure to exercise reasonable diligence to secure such materials); sabotage; action or restraint by court order or public or Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, that the following shall not constitute Force Majeure: (i) the loss of a Party’s markets or a Party’s inability economically to use or resell the energy purchased, sold, or exchanged hereunder; or (ii) a Party’s ability to sell energy to a market at a more advantageous price. Notwithstanding anything herein to the contrary, nothing in this Agreement shall obligate either Party to settle any strike or other labor dispute.

“Governmental Authority” - shall mean any federal, state, or local governmental or regulatory authority, administrative agency, commission, department, board, or court that has

Schedule A

jurisdiction over either of the Parties to the Agreement, the Luna Energy Facility, or the subject matter of the Agreement.

“Greenlee Delivery Point” (also known as the “Phil Young substation”) - means that certain 345 kilovolt (“kV”) substation located in Greenlee County, Arizona.

“Initial Term” - shall have the meaning set forth in Section 2.2.

“Interest Rate” - shall mean the rate per annum equal to the lesser of (i) the highest interest rate allowed by Law, or (ii) two percent (2%) plus the prime rate, as stated in the Wall Street Journal on the date payment is due.

“kV” - means kilovolt.

“Law” - shall mean any applicable constitutional provision, statute, act, code, or law (including, but not limited to, any environmental law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretive or advisory opinion or letter) of a Governmental Authority.

“Luna Delivery Point” - means that certain 345 kilovolt (“kV”) substation located approximately 1.5 miles north of Deming, New Mexico.

“Luna Energy Facility” - shall means the approximately 570 MW (nominal) combined cycle natural gas-fired electric generation facility located in Luna County, New Mexico that as of the Execution Date is owned jointly by PDES, Tucson Electric Power Company, and PNMR Development and Management Corporation.

“MW” - means megawatt.

“MWh” - means megawatt hour.

“NERC” - means the North American Electric Reliability Council, and any successor organization.

Schedule A

“Non-Defaulting Party” - shall have the meaning set forth in Section 8.1.

“Notice” - shall mean any notice, request, consent or other communication provided by one Party to the other Party in accordance with Section 14.5.

“Notice of Default” - shall have the meaning set forth in Section 8.1.1.

“Subsequent Term” - shall have the meaning set forth in Section 2.2.

“Taxes” - means all federal, state, and local taxes, fees, governmental charges, and assessments, presently or hereafter imposed on the energy exchanged hereunder, but excluding taxes imposed on net income.

“Total Adjusted MWh Delivered” - shall have the meaning set forth in Section 4.2.

“Total Hours of Nondelivery” - shall have the meaning set forth in Section 4.2.

“Total MWh Delivered” - shall have the meaning set forth in Section 4.2.

“WECC” - means the Western Electricity Coordinating Council, a regional organization within NERC.

Schedule A